UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CORVEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 3, 2007
Dear CorVel Stockholder:
We are pleased to invite you to our 2007 Annual Meeting, which will be held at CorVel’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2007, at 1:00 p.m. Pacific Daylight Time. Voting on election of directors and other matters is also scheduled. The items to be voted on at the 2007 Annual Meeting are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the 2007 Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented at the 2007 Annual Meeting. A postage pre-paid envelope has been provided for your convenience.
We look forward to seeing you at our 2007 Annual Meeting.
Sincerely,
/s/ V. GORDON CLEMONS
V. Gordon Clemons,
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL TWO
PROPOSAL THREE
OTHER MATTERS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS OF CORVEL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
COSTS OF SOLICITATION

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 2, 2007

To the Stockholders of CorVel Corporation:
Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of CorVel Corporation, a Delaware corporation will be held at the our principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2007, at 1:00 p.m. Pacific Daylight Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:
1.	To elect five directors, each to serve until the 2008 annual meeting of stockholders or until his or her successor has been duly elected and qualified;

2.	To approve an amendment to our Certificate of Incorporation to increase the maximum number of shares of our common stock (the “Common Stock”) authorized for issuance from 30,000,000 to 60,000,000 shares;

3.	To ratify the appointment of Haskell & White LLP as our independent auditors for the fiscal year ending March 31, 2008; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on June 15, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at our Annual Meeting.
You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the enclosed, self-addressed, postage pre-paid envelope provided for your convenience, or submitting your proxy by Internet (if your shares are registered in the name of a bank or brokerage firm and you are eligible to vote your shares in such a manner). Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted.
The holders of a majority of the outstanding shares of our Common Stock entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional cost to the us of adjourning the Annual Meeting until a later time and re-soliciting proxies.
YOUR VOTE IS IMPORTANT. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY.
By order of the Board of Directors,
/s/ RICHARD J. SCHWEPPE
RICHARD J. SCHWEPPE
Secretary
Irvine, California
July 3, 2007

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited on behalf of our Board of Directors (the “Board”) for use at the 2007 Annual Meeting of stockholders, which will be held at our principal executive offices located at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2007, at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders of record at the close of business on June 15, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.
On June 15, 2007, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 13,975,549 shares of our Common Stock outstanding and approximately 1,049 holders of record according to information provided by our transfer agent. All share numbers reflected in this Proxy Statement reflect the 3-for-2 stock split effected in the form of a 50% stock dividend that was paid on December 8, 2006. No shares of our preferred stock were outstanding as of June 15, 2007. Each stockholder is entitled to one vote on all matters brought before the Annual Meeting for each share of our Common Stock held by such stockholder on the Record Date. Stockholders may not cumulate votes in the election of directors.
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock entitled to vote will constitute a quorum for the transaction of business. In the election of directors under Proposal One, the five nominees receiving the highest number of affirmative votes shall be elected. The affirmative vote of the holders of a majority of the shares of our Common Stock outstanding as of the Record Date and entitled to vote is required for approval of Proposal Two. The affirmative vote of the holders of our Common Stock representing a majority of the voting power present or represented by proxy at the Annual Meeting and entitled to vote is being sought for approval of Proposal Three.
All votes will be tabulated by our inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders, will not have the effect of negative votes and will not affect the outcome of the election of directors. With regard to Proposal Two, both abstentions and broker non-votes will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes. With regard to Proposal Three, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.
If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors in Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two and FOR the ratification of Proposal Three described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked or changed at or prior to the Annual Meeting by delivery of a written revocation or by presentation of another properly signed proxy card with a later date to our Secretary at our principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or by attendance at the Annual Meeting and voting in person by ballot.
If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically through the Internet. A large number of banks and brokerage firms provide eligible stockholders, who receive a paper copy of the Annual Report and Proxy Statement, the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting. If your voting form does not reference Internet information, please complete and return the paper proxy card in the envelope provided.
This Proxy Statement, the accompanying Notice, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, were mailed on or about July 3, 2007, to stockholders of record on the Record Date.
Our principal executive offices are located at 2010 Main Street, Suite 600, Irvine, California 92614. Our telephone number is (949) 851-1473.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE
ELECTION OF DIRECTORS
Five individuals have been nominated to serve as our directors. Our stockholders are being asked to elect these nominees to the Board at the Annual Meeting. Our Nomination and Governance Committee selected and recommended, and the Board, including its independent directors, approved the nomination of each of the five individuals listed below for election to serve for a one-year term ending on the date of our next annual meeting of stockholders or until his successor has been duly elected and qualified. The term may be shorter if such individual resigns, becomes disqualified or disabled, or is otherwise removed. If these nominees are elected, the Board will consist of five persons and there will be two vacancies on the Board. The Board may fill such vacancies at any time during the year.
Unless otherwise instructed or unless the proxy is marked “withheld,” the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below. Each such nominee is currently serving as a director and has indicated his willingness to continue to serve as a director if elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxy holders may exercise discretionary authority to vote for a substitute person selected and recommended by our Nomination and Governance Committee and nominated by the Board.
Director Nominees for Term Ending Upon the 2008 Annual Meeting of Stockholders
The names and certain information, as of May 31, 2007, about the nominees for director are set forth below:

Name	Age	Position
V. Gordon Clemons	63	Chairman of the Board and Chief Executive Officer
Steven J. Hamerslag (1) (2) (3)	50	Director
Alan R. Hoops (1) (2)	59	Director
R. Judd Jessup (1)	59	Director
Jeffrey J. Michael (2) (3)	50	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nomination and Governance Committee.
Mr. Clemons has served as our Chief Executive Officer since January 1988 and Chairman of the Board since April 1991. He served as our President from January 1988 until May 26, 2006, when Dan Starck assumed that office. Mr. Clemons was President of Caremark, Inc., the then-largest home intravenous therapy company in the United States, from May 1985 to September 1987, at which time Caremark was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has 30 years of experience in the healthcare and insurance industries.
Mr. Hamerslag has served as one of our directors since May 1991. Mr. Hamerslag has been Managing Partner of TVC Capital, a venture capital firm, since April 2006, and Managing Director of Titan Investment Partners, also a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of J2Global Communications, a publicly held unified communication services company, from June 1999 until January 2001. Mr. Hamerslag served as the CEO of publicly held MTI Technology Corporation, a manufacturer of enterprise storage solutions, from 1987 to 1996.
Mr. Hoops has served as one of our directors since May 2003. Mr. Hoops has been Chairman of the Board and Chief Executive Officer of CareMore California Health Plan, a health maintenance organization, since March 2006. Mr. Hoops was Chairman of Benu, Inc., a regional benefits administration/marketing company, from 2000 to March 2006, and Chairman of Enwisen, Inc., a human resources services software company, from 2001 to March 2006. Mr. Hoops was Chief Executive Officer and a Director of Pacificare Health Systems, Inc., a national health consumer services company, from 1993 to 2000. Mr. Hoops has 34 years of experience in the healthcare and managed care industries.
Mr. Jessup has served as one of our directors since August 1997. Mr. Jessup was Chief Executive Officer of U.S. LABS, a national laboratory which provides cancer diagnostic and genetic testing services, from 2002 to 2005. Mr. Jessup was President of the HMO Division of FHP International Corporation (”FHP”), a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly held HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 32 years of experience in the healthcare and managed care industries.

Mr. Jessup has been a director of Accentcare since October 2005, a director of Xifin, Inc., a laboratory billing systems company, since January 2006, and a director of NovaMed, Inc. since August 1998.
Mr. Michael has served as one of our directors since September 1990. Mr. Michael has been the President, Chief Executive Officer and a Director of Corstar Holdings, Inc., one of our significant stockholders and a holding company owning equity interests in CorVel and an independent provider of data, voice, and video services to multiple dwelling units, since March 1996.
There are no family relationships among any of our directors or executive officers.
Corporate Governance, Board Composition and Board Committees
Independent Directors
The Board has determined that each of our current directors other than Mr. Clemons qualifies as an independent director in accordance with the published listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by us and our directors with regard to each director’s business and personal activities as they may relate to us and our management.
Board Structure and Committees
The Board has established an audit committee, a compensation committee and a nomination and governance committee. The Board and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of the Board also hold separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. The Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of the Board qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of the Board has a written charter approved by the Board. A copy of each charter is posted on our web site at http://www.corvel.com under the Investor Relations section. The inclusion of our web site address in this Proxy Statement does not include or incorporate by reference the information on our web site into this Proxy Statement or our Annual Report on Form 10-K.
Audit Committee
The audit committee of the Board reviews and monitors our corporate financial statements and reporting and our internal and external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs.
Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. In accordance with the audit committee’s charter and policies regarding transactions with related persons, all related person transactions are approved or ratified by our audit committee. Please see the information set forth under the heading “Policies and Procedures for Related Person Transactions” in this Proxy Statement for additional details about our policies regarding related person transactions. The current members of our audit committee are Messrs. Hamerslag, Hoops and Jessup. The audit committee held four meetings in person and held one meeting by telephonic conference calls during fiscal 2007.
In addition to qualifying as independent under the Nasdaq rules described above, each member of our audit committee can read and understand fundamental financial statements, and each member currently qualifies as independent under special standards established by the SEC for members of audit committees. Our audit committee includes at least one member who has been determined by the Board to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamerslag is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hamerslag’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Hamerslag any duties, obligations or liability that are greater than are generally imposed on him as a member of our audit committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board.
Compensation Committee
The compensation committee of the Board reviews and approves our general compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, our compensation committee administers the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), including reviewing and granting stock options. Our compensation committee also reviews and approves various other issues related to our compensation policies and matters. The current members of our compensation committee are Messrs. Hamerslag, Hoops and Michael. The compensation committee held one meeting and acted by unanimous written consent eleven times during fiscal 2007.
Nomination and Governance Committee
The nomination and governance committee of the Board reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the nomination and governance committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve us and our stockholders’ long-term interests. These factors, and others as considered useful by our nomination and governance committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the nomination and governance committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.
The nomination and governance committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Each of the current nominees is standing for re-election at the Annual Meeting. The nomination and governance committee selected these candidates and recommended their nomination to the Board. The nomination and governance committee has not received any nominations from any stockholders in connection with this Annual Meeting. The current members of our nomination and governance committee are Messrs. Hamerslag and Michael. The nomination and governance committee held one meeting during fiscal 2007.
Although the nomination and governance committee does not have a formal policy on stockholder nominations, it will consider candidates proposed by stockholders of any outstanding class of our capital stock entitled to vote for the election of directors, provided such proposal is in accordance with the procedures set forth in Article II, Section 12 of our Bylaws and in the charter of the nomination and governance committee. Nominations by eligible stockholders must be preceded by notification in writing addressed to the Chairman of the nomination and governance committee, care of our Secretary, at 2010 Main Street, Suite 600, Irvine, California 92614, not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, or (ii) with respect to the election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (a) the name and address of the nominee; (b) the name and address of the stockholder making the nomination; (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice; (d) the nominee’s qualifications for membership on the Board of Directors; (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director pursuant to the rules and regulations of the United States Securities and Exchange Commission; (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder; (g) all other companies to which the nominee is being recommended as a nominee for director; and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as one of our directors, if elected.
All such recommendations will be brought to the attention of our nomination and governance committee. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates.
Board and Committee Meetings
The Board held four meetings and acted by unanimous written consent twice during fiscal 2007. Other than Mr. Hamerslag and Mr. Hoops, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal 2007. Mr. Hamerslag and Mr. Hoops could only attend 60% of the total number of meetings of the Board due to extenuating circumstances. Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged and expected to attend each of our annual meetings of stockholders in addition to each meeting of the Board and of the committees on which he or she serves, except where the failure to attend is due to unavoidable circumstances or conflicts. All of our directors attended our 2006 annual meeting of stockholders.
Code of Ethics and Business Conduct
The Board has adopted a code of ethics and business conduct that applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our web site at http://www.corvel.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K.
Communications from Stockholders to the Board
The Board has implemented a process by which stockholders may send written communications to the attention of the Board, and committee of the Board or any individual Board member, care of our Secretary at 2010 Main Street, Suite 600, Irvine, CA 92614. This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Director of Legal Services, is primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be retained for a period of three months and made available to any of our independent directors upon their general request to view such communications. There were no changes in this process in fiscal 2007.
Stockholder Approval
Directors are elected by a plurality of the votes present or represented by proxy at the Annual Meeting and entitled to vote. The five nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be our elected directors.
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
Currently, the Certificate of Incorporation provides that we are authorized to issue two classes of stock, consisting of 30,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of which 200,000 shares are designated as Series A Junior Participating Preferred Stock. As of May 31, 2007, 13,967,046 shares of Common Stock were issued and outstanding and 11,359,396 shares of Common Stock were issued and held in treasury, no shares of Preferred Stock were issued and outstanding and 1,321,464 shares of Common Stock were reserved for issuance upon the exercise of outstanding options. The remaining shares of authorized but unissued Common Stock are not reserved for any specific use and are available for future issuance.
The Board believes this capital structure is inadequate for our present and future needs. Accordingly, the Board has approved, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 60,000,000 and is asking the stockholders to approve this amendment.
Purpose of Authorizing Additional Common Stock
The authorization of an additional 30,000,000 shares of Common Stock would give the Board the express authority to issue such shares of Common Stock from time to time as the Board deems necessary. The Board believes it is necessary and advisable to have the ability to issue such additional shares of Common Stock for any proper corporate purpose such as future acquisitions, option grants, convertible debt and equity financings and/or stock splits. The Board believes that having these additional shares available will provide the Board with the flexibility it needs to respond quickly, and without the delays inherent in obtaining stockholder approval, should shares be required for acquisition or financing opportunities, stock splits or other corporate purposes.
The Board has no present specific plans, understandings or agreements for the issuance of the proposed additional shares of Common Stock, other than pursuant to the exercise of stock options. The Board, however, believes that if an increase in the authorized number of shares of Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of our stockholders at that time could significantly impair our ability to meet its strategic objectives. The additional shares of Common Stock would be available for issuance by the Board without any future action by the stockholders, unless such action were specifically required by applicable law or the rules of any stock exchange or quotation system on which our securities may then be listed, and for such consideration that the Board may determine is appropriate and as may be permitted by applicable law.
Possible Effects of Increase in Authorized Common Stock
The proposed increase in the authorized number of shares of Common Stock could, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares, have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could discourage, delay or make more difficult a change in control or takeover of CorVel, although this is not the present intent of the Board. For example, additional shares could be issued by us to dilute the stock ownership or voting rights of persons seeking to obtain control of CorVel and thereby increase the cost of acquiring a given percentage of the outstanding stock. Similarly, the issuance of additional shares to certain persons allied with our management and/or Board could have the effect of making it more difficult to remove the current management and/or directors of CorVel by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this proposal to increase the authorized number of shares of Common Stock has been prompted by business considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of the amendment to the Certificate of Incorporation could facilitate future efforts by us to deter or prevent changes in control of CorVel, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.
In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected.

Additional shares of Common Stock authorized pursuant to this proposal would be identical in all respects to the Common Stock currently authorized. While authorization of the additional shares will not dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.
Proposed Amendment
The proposed amendment to the Amended and Restated Certificate of Incorporation would amend Section 2 of Article IV of the Amended and Restated Certificate of Incorporation to read as follows:
“2. Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 60,000,000, with a par value of $0.0001 per share.”
The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote is required for approval of the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock.
THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
On August 14, 2006, we advised Grant Thornton LLP that it was dismissed by the Audit Committee as our independent registered public accounting firm. Grant Thornton’s report on our consolidated financial statements for the fiscal years ended March 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that (i) Grant Thornton’s report for the fiscal year ended March 31, 2006 contained an adverse opinion on the effectiveness of our internal control over financial reporting because of material weaknesses and (ii) Grant Thornton’s report for the fiscal year ended March 31, 2005 contained the following statement: “Since management was unable to complete its assessment of internal control over financial reporting as of March 31, 2005, and we were unable to apply other procedures to satisfy ourselves as to the effectiveness of our internal control over financial reporting, the scope of our work was not sufficient to enable us to express, and we did not express, an opinion on either management’s assessment or on the effectiveness of our internal control over financial reporting in our report dated July 15, 2005.”
During the two year period ended March 31, 2006, and for the period from April 1, 2006 through the date of dismissal, there have been no disagreements between us and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of such disagreements in connection with the issuance of its report on our financial statements.
Under Item 304(a)(1)(v)(A) of Regulation S-K promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, Grant Thornton has advised us of material weaknesses in our internal controls identified by management and reported on our Form 10-K and 10-Q filed on June 30, 2006 and August 14, 2006 respectively. Our Audit Committee has discussed these material weaknesses with Grant Thornton and management has authorized Grant Thornton to respond fully to the inquiries of the successor accountant about these material weaknesses.
On October 2, 2006, the Audit Committee selected and appointed Haskell & White LLP to serve as our independent auditors for the fiscal year ended March 31, 2007. During the two year period ended March 31, 2006, and for the interim period from April 1, 2006 until the engagement of Haskell & White, neither we, nor anyone engaged on its behalf, had consulted with Haskell & White regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
The Audit Committee has appointed Haskell & White LLP to serve as our independent auditors for the fiscal year ending March 31, 2008 and our stockholders are being asked to ratify this appointment. Stockholder ratification of the appointment of Haskell & White LLP as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the Audit Committee’s appointment of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote, the Audit Committee may reconsider whether to retain Haskell & White LLP as our independent auditors. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our stockholders.
Representatives of Haskell & White LLP attended or participated by telephone in all meetings of the Audit Committee held since October 2, 2006. Representatives of Grant Thornton LLP attended or participated by telephone in all meetings of the Audit Committee during fiscal 2007 until their dismissal in August 2006. We expect that representatives of Haskell & White LLP, but not representatives of Grant Thornton LLP, will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by stockholders.
Principal Accountant Fees and Services
Audit Fees. Audit fees as of March 30, 2007, include the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Audit fees billed by Haskell & White LLP for services rendered to us in the audit of annual financial statements and the reviews of the financial statements included in our Form 10-Q were approximately $612,765 for the 2007 fiscal year. Audit fees billed by our prior independent auditors, Grant Thornton LLP, for services rendered to us in the audit of annual financial statements and the reviews of the financial statements included in our Form 10-Q were approximately $1,245,565 for the 2006 fiscal year audit. This amount is higher than the amount we disclosed in our definitive proxy statement for the 2006 annual meeting of stockholders due to the fact that we did not receive bills from Grant Thornton LLP for $503,320 of audit services performed for the 2006 fiscal year, until after we had filed such definitive proxy statement. Audit fees billed by our prior independent auditors, Grant Thornton LLP, for services rendered to us in the review of our financial statements included in our Form 10-Q were approximately $66,250 for the 2007 fiscal year.
Audit-Related Fees. Audit-related fees consist of assurance and related services provided by our independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Fiscal 2007
Haskell & White LLP audit of the financial statements of CorVel Incentive Savings Plan	$23,595

Fiscal 2006
Grant Thornton LLP audit of the financial statements of CorVel Incentive Savings Plan	$17,000

Tax Fees. Tax fees consist of professional services rendered by our independent auditors for tax compliance, tax advice and tax planning.

Fiscal 2007
Haskell & White LLP preparation of Forms 5500 and tax consulting services	$6,083

Fiscal 2006
Grant Thornton LLP preparation of Forms 5500 and tax consulting services	$10,770

All Other Fees. Fees for a retainer, travel and other miscellaneous expenses billed by Haskell & White LLP during the fiscal year 2007 were $23,265. There were no such other fees billed by Grant Thornton LLP during the fiscal years 2007 and 2006.
Determination of Independence
The Audit Committee has determined that the provision of the above non-audit services by Haskell & White LLP and Grant Thornton LLP was compatible with their maintenance of accountant independence.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves and reviews audit and permissible non-audit services performed by its independent auditors as well as the fees charged by its independent auditors for such services. In its pre-approval and review of permissible non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. Under certain de minimis circumstances described in the rules and regulations of the Securities and Exchange Commission, the Audit Committee may approve permissible non-audit services prior to the completion of the audit in lieu of pre-approving such services.
Stockholder Approval
The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is being sought for ratification of the appointment of Haskell & White LLP as our independent auditors for the fiscal year ending March 31, 2008.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2008.
OTHER MATTERS
Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AUDIT COMMITTEE REPORT
     The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee carries out its responsibilities pursuant to its written charter, and the members of the fiscal year 2007 Audit Committee have prepared and submitted this Audit Committee report. Each Audit Committee member is considered independent because each member satisfies the independence requirements for board members prescribed by the applicable rules of Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
Among other things, the Audit Committee oversees CorVel’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management CorVel’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements; and management’s assessment of CorVel’s internal control over financial reporting.
The audit committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CorVel’s accounting principles and such other matters as are required to be discussed with audit committees by Statement on Auditing Standards No. 61, Communication With Audit Committees, as may be amended, modified or supplemented. In addition, the audit committee discussed with the independent auditors their independence from management and CorVel; such discussions included matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, as may be amended, modified or supplemented. Throughout the year and prior to the performance of any such services the Audit Committee also considered the compatibility of potential non-audit services with the auditors’ independence.
The audit committee discussed with CorVel’s independent auditors their overall approach, scope and plans for the audit. At the conclusion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of CorVel’s internal control over financial reporting and the overall quality of CorVel’s financial reporting.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for filing with the Securities and Exchange Commission.
The Audit Committee has also recommended the selection of Haskell & White LLP as independent auditors for the year ending March 31, 2008.

AUDIT COMMITTEE

R. Judd Jessup, Chair
Steven J. Hamerslag
Alan R. Hoops

EXECUTIVE OFFICERS OF CORVEL
The following table sets forth certain information regarding our executive officers as of May 31, 2007:

Name	Age	Position
V. Gordon Clemons	63	Chairman of the Board and Chief Executive Officer
Daniel J. Starck	40	President and Chief Operating Officer
Scott McCloud	40	Chief Financial Officer
Donald C. McFarlane	54	Chief Information Officer
The following is a brief description of the capacities in which each of our executive officers who is not also a director has served, and other biographical information. The biography of Mr. Clemons appears earlier in this Proxy Statement under “Proposal One: Election of Directors.”
Mr. Starck joined CorVel on May 26, 2006 as President and Chief Operating Officer. Prior to joining CorVel, Mr. Starck served as the Executive Vice President, Customer Services since November 2005 for Apria Healthcare Group, Inc., a provider of home healthcare services. From July 2003 to November 2005, Mr. Starck served as Apria’s Executive Vice President, Business Operations. From April 2001 to July 2003, Mr. Starck served as Division Vice President, Operations for Apria’s Pacific Division. From January 1998 to April 2001, Mr. Starck served as Regional Vice President, Operations for Apria’s Northern California Region.
Mr. McCloud has been our Chief Financial Officer since August 2005. From June 1997 to August 2005, Mr. McCloud was our Controller. Mr. McCloud joined CorVel in June 1995 and served as Assistant Controller until his promotion to Corporate Controller in June 1997. Prior to joining CorVel, Mr. McCloud served as a staff accountant at Geffen Mesher & Co., P.C. a public accounting firm, from 1994 to 1995.
Mr. McFarlane has been our Chief Information Officer since February 2007. Before becoming Chief Information Officer, Mr. McFarlane was Vice President, Information Technology from 1995 through January 2007. Prior to joining CorVel in 1994 as a Software Development Manager, Mr. McFarlane was Vice President of Avant Software, Inc., a software consulting company. In 1988, Avant was engaged to develop CorVel’s MedCheck medical bill review system, and Mr. McFarlane served as the chief architect and project manager for this effort. Mr. McFarlane has more than 30 years’ experience in computer software and operations.
Executive Compensation
Compensation Discussion and Analysis
     The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007. We assume no obligation to update the forward-looking statements or such risk factors.
Introduction
     It is the responsibility of the compensation committee of our board of directors to oversee CorVel’s general compensation policies; to determine the base salary and bonus to be paid each year to each of CorVel’s executive officers; and to determine the compensation to be paid each year to our directors for service on our Board of Directors and the various committees of our Board of Directors. In addition, the compensation committee administers CorVel’s Restated Omnibus Incentive Plan (Formerly the Restated 1988 Executive Stock Option Plan) with respect to stock option grants or other equity-based awards made to our executive officers. Stock options are granted to our directors automatically under the automatic option grant program of our Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) and the compensation committee does not exercise any discretion over that program. The three broad components of CorVel’s executive officer compensation are base salary, annual cash incentive awards, and long term equity-based incentive awards. The compensation committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of CorVel’s overall compensation policy. Additionally, the compensation committee, in conjunction with our board, reviews the relationship of executive compensation to corporate performance and relative stockholder return. The compensation committee believes that CorVel’s current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to CorVel’s executive officers, as reflected in the accompanying compensation tables.
General Compensation Philosophy
     We operate in the medical cost containment and managed care industry. The compensation committee believes that our compensation programs for executive officers should: (a) be designed to attract, motivate and retain talented executives responsible for our success, (b) be determined to be competitive, and (c) reward individuals based on the achievement of designated financial targets, individual contribution, and financial performance relative to that of our competitors and market indices. Our philosophy is to focus more on equity compensation (to incentivize service within a 5 year timeframe for time-vesting stock options) than on annual base compensation because that approach more closely aligns the interests of executive officers with those of our shareholders. Within this philosophy, the committee’s objectives are to:
•	Offer a total compensation program that takes into consideration the compensation practices of other managed care companies of similar size with which we compete for executive talent;

•	Tie an individual’s total compensation to individual and profit center performance as well as the overall financial success of CorVel;

•	Provide annual cash incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	Strengthen the alignment of the interests of executive officers with those of stockholders by providing significant equity-based, long-term incentive awards.
Compensation Components and Process
     The compensation committee’s conclusions on the compensation levels for the executive officers are based in part on executive compensation data including cash compensation and long-term incentive compensation drawn from information available in the public domain, and also the recommendations of our chief executive officer. When evaluating publicly available market data for compensation comparison purposes, the compensation committee seeks to obtain data regarding organizations considered to be comparable from a variety of perspectives, in order to ensure comparisons include both relevant labor market for talent as well as business competitors.
     Information was also obtained from public filings of other cost containment and managed care companies with similar annual revenue to provide another data point in determining market levels for total compensation. The compensation committee believes that the combination of published public domain data and data from the proxy filings of peer companies in the cost containment and managed care industry allows CorVel to assess relevant external market pay practices, and to understand the range of pay practices occurring in the market. These external market pay practices help inform the organization on the competitiveness of its pay programs. The compensation committee does not use the services of any compensation consultant.
     The compensation committee considered fiscal 2007 executive compensation on November 2, 2006, May 26, 2006, November 6, 2006, and April 10, 2007. The material considered by the compensation committee also included the historical compensation and stock option awards made to each of our executive officers. As described in more detail below, the results of each executive’s annual management by objectives plan, including a comparison of performance and job description relative to achievement and potential, were reviewed and discussed.

Summary Compensation Table
Fiscal 2007

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
			Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position*	($)	($)	($)	($)(4)	(5)	Earnings ($)	($)(6)	Total ($)
V. Gordon Clemons CEO	$350,000	$100,000 (3)	$—	$55,035	$—	$—	$3,472	$508,507
Daniel J. Starck (1) President and COO	280,077	—	—	194,517	140,000	—	2,851	617,445
Donald C. McFarlane CIO (2)	158,420	—	—	41,727	53,000	—	4,275	257,422
Scott McCloud CFO	124,167	—	—	25,243	37,500	—	951	190,861

*	Each of the individuals listed above are referred to in this Proxy Statement as our “named executive officers.”

(1)	Mr. Starck commenced employment as President and Chief Operating Officer on May 26, 2006.

(2)	Mr. McFarlane assumed the role of Chief Information Officer in February 2007.

(3)	This discretionary bonus was approved in November, 2006, earned as of December 31, 2006 and paid in April 2007 for prior calendar year 2006.

(4)	Represents the dollar amount of compensation expense recognized in fiscal 2007 for financial reporting purposes related to stock option awards granted in fiscal 2007 and prior fiscal years, excluding the effects of forfeiture assumptions. Refer to Note B, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed June 14, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(5)	See the discussion under Annual Incentive Awards Plan for a description of our cash-based incentive plan awards..

(6)	Includes matching contributions by us under our 401(k) savings plan and annual premiums paid by us for the purchase of group term life insurance in an amount equal to each executive officer’s annual salary as follows:

		CorVel Contributions to	CorVel-Paid Life
	Fiscal Year	Section 401(k) Plan	Insurance Premiums
V. Gordon Clemons	2007	$700	$2,772
Daniel J. Starck	2007	$0	$101
Donald C. McFarlane	2007	$1,104	$421
Scott R. McCloud	2007	$896	$55
Principal Elements of Executive Compensation
     Base Salary. In determining executive compensation, we take into account overall expense control. Our board of directors approves initial annual base salary for newly hired executive officers based on comparable data for similar positions at peer companies. Our compensation committee reviews all executive officer base salaries annually, taking into account both updated peer group data in the public domain and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control. Each of our executive officers undergoes an annual performance review with our chief executive officer, Gordon Clemons, and during that review develops an individual performance development plan for the upcoming year. In reviewing past performance, the chief executive officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the chief executive officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long term career objectives. To assist our compensation committee in reviewing executive officer performance in fiscal 2006 for fiscal 2007 compensation purposes, our chief executive officer provided the compensation committee with his analysis of the performance and potential of each executive officer ranked against each other executive officer, and made recommendations based on how well each executive officer executed on his or her individual performance development plan while also taking into account compensation paid by our market peer companies. In the case of the chief executive officer, the compensation committee ranked his fiscal 2006 performance against goals set by the compensation committee early in fiscal 2006. Decisions to adjust base salaries during fiscal 2007 were made by the compensation committee on November 2, 2006, and such adjustments took effect on each executive officer’s respective compensation adjustment anniversary date. Our compensation policies with respect to new hires are different as compared to annual adjustments because recruitment requires different consideration than retention. Mr. Starck’s base salary was not adjusted during fiscal 2007 because his annual review was not until May 2007. Mr. Clemons’ base salary was not adjusted during fiscal 2007 because of his commitment to ongoing expense control. The other executive officers’ base salaries were increased by a range of 4.4% to 5.6%.
     Discretionary Bonus. The Compensation Committee also has the discretion under extraordinary circumstances to award bonuses based on a percentage of base salary. As of November 6, 2006, our compensation committee approved by unanimous written consent a discretionary bonus for Mr. Clemons for fiscal 2007 in the amount of $100,000, in consideration of his contributions during the first three calendar quarters of 2006 in implementing changes in network solutions product development.
     Annual Incentive Awards Plan. To reinforce the attainment of our goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable cash incentive pay. In parallel with its review of base salaries for executive officers, the compensation committee considers the design and structure of the executive officer annual incentive awards plan. Cash incentive amounts for each executive officer are determined by the compensation committee based on the recommendation of our chief executive officer. Although we have a March 31 fiscal year end, we have calendar year budgets and annual cash incentive plans which are based on the calendar year. Cash incentive awards to the Chief Executive Officer and the other named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Annual cash incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. Each executive has some portion of his or her annual bonus measured against individual management by objective goals, or MBOs, established for that person, which, depending on the executive officer, included revenue growth, national sales and regional vice president management, implementation, planning and strategy for software development and IT infrastructure, and company-wide internal financial reporting and controls. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in an expected 75% payout and increasing up to 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award.
     Long-Term Equity-Based Incentive Awards. The goal of our long- term, equity-based incentive awards is to serve as a long term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage CorVel from the perspective of an owner with an equity stake in the business. The compensation committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s position within CorVel, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested options held by each individual at the time of any new grant. However, there is no set formula for determining the size of a stock option award. Our chief executive officer historically has made recommendations to our board of directors and compensation committee regarding the amount of stock options and other compensation to grant to our other named executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when stock options are granted. We do not require a minimum stock ownership by our executive officers, but the compensation committee considers an executive officer’s existing stock holdings relative to performance in determining the size of awards.
     Under the CorVel Restated Omnibus Incentive Plan (Formerly the Restated 1988 Executive Stock Option Plan), we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. We have chosen to use stock options exclusively for purposes of providing long-term incentives since we believe they best align with our objectives of providing incentives that are commensurate with total stockholder return and employee retention. Stock options provide actual economic value to the executive officer if he or she remains employed by us during the vesting period, and then only if the market price of our shares appreciates over the option term. The compensation amounts shown for stock options in the summary compensation table are calculated in accordance with Statement of Financial Accounting Standards No. 123(R) and represent the amount of compensation earned during fiscal 2007 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of SFAS 123(R). Consequently, stock options motivate executive officers by providing substantial upside compensation even though the entire amount of potential compensation is at risk. In the future, we may choose to grant different forms of equity compensation particularly if the use of such different forms of compensation become more prevalent in companies with which we compete or from which we intend to recruit personnel. Other factors that may lead us to provide different forms of equity compensation include, but are not limited to, the executives’ perceived value of one form of equity compensation over another, the potential effect of stockholder dilution, and the financial statement cost of one form of equity compensation over the other. Under our Restated 1991 Employee Stock Purchase Plan, we also provide all employees who work more than 25 hours per week with the ability to purchase shares of common stock, through payroll deduction, at a pre-determined discount to the closing price at the end of a six month purchase period. For fiscal 2007, our Board set the maximum permitted payroll deduction for the purposes of the Restated 1991 Employee Stock Purchase Plan at 20% of salary, and set the pre-determined discount at 5% of the closing price at the end of the purchase period.
     Stock options provided to executive officers are typically granted pursuant to action by unanimous written consent of the compensation committee executed by the compensation committee members in person on the same day as each regularly scheduled quarterly meeting of the board of directors in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our compensation committee during the course of the year. Such meetings are usually scheduled well in advance of the meeting, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not our board of directors or compensation committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The grant date of our stock options is the date our board of directors or compensation committee meets to approve such stock option grants, which also is the date our compensation committee executes its action by unanimous written consent regarding such approval. In accordance with our Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), the exercise price of all options is set at the closing price of our common stock as reported by the Nasdaq Global Select Market on the day of grant. Option grants to non-executive employees typically occur quarterly in conjunction with their ongoing performance review, or shortly after hire, upon the next scheduled meeting of the board and compensation committee.
     Material terms of options granted to our named executive officers in fiscal 2007 typically included: (a) exercise price equal to the closing market value as quoted by the Nasdaq Global Select Market on the date of grant; (b) vesting of 25% one year from the grant date and then continued vesting in a series of thirty-six (36) equal installments over the remaining balance of the four-year period, contingent on the executive officer’s continued service to CorVel; (c) a term no longer than five years; and (d) to the extent not already exercisable, the options become exercisable upon (i) a sale of assets, (ii) a merger in which CorVel does not survive or (iii) a reverse merger in which CorVel survives but ownership of 50% or more of the voting power of our stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. In addition, pursuant to the terms of the option agreements with Mr. Starck, in the event Mr. Starck is terminated at any time after a corporate change in control transaction, the vesting of his options will accelerate and become fully vested. The options granted prior to July 1, 2006, are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable at the time a hostile tender offer occurs, will automatically be canceled in return for a cash payment equal to the tender-offer price minus the exercise price multiplied by the number of shares for which the option was exercisable. Although stock options granted to our executive officers typically contain time-vesting provisions, on one occasion in fiscal 2007, our compensation committee awarded stock options with performance vesting provisions, to Mr. Starck, Mr. McFarlane and Mr. McCloud, which will vest based on the achievement of certain performance criteria, approved by our board of directors and compensation committee, relating to earnings growth. The performance-based stock options were granted at a time when we were pursuing a new compensation strategy of aligning equity compensation with our earnings performance.
     In fiscal 2007, we granted stock option awards for 481,675 shares to all full-time employees as well as executive officers, or less than 4% of our outstanding common stock. Of this amount, options for 150,000 shares of common stock were awarded to Daniel Starck upon his hiring as President and Chief Operating Officer. One option to purchase 75,000 shares of common stock will vest 25% on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will vest in 36 successive equal monthly installments upon completion of each month of service by Mr. Starck after the first anniversary of the grant date. The other option to purchase 75,000 shares of common stock will vest based on the achievement of certain performance criteria, approved by our board of directors and compensation committee, relating to earnings growth. These grants were larger than the grants to other named executives in the interest of providing an opportunity for a meaningful stock ownership for this new executive. Mr. Starck also was granted a time-vesting option for an additional 1,500 shares on November 2, 2006. On November 6, 2006, the compensation committee acting by unanimous written consent also awarded Mr. Clemons 45,000 stock options in recognition for his contributions to our success in the previous year and for incentive purposes. Options granted to executive officers on May 4, August 3, and November 2, 2006 and February 1, and May 10, 2007, were all approved by unanimous written consent of our compensation committee executed by the compensation committee members in person on the same day as the regularly scheduled board meeting on such date. Options granted to executive officers on May 26, 2006 were approved by unanimous written consent of our compensation committee and coincided with the hire date of Mr. Starck.

     As part of their ongoing performance reviews, in May 2007, Messrs. Starck, McFarlane, and McCloud each were granted options to purchase 2,000 shares, 800 shares, and 500 shares, respectively, of our common stock at an exercise price of $27.16. These options vest 25% on the first anniversary of the grant date, and the remaining 75% of the shares vest in 36 successive equal monthly installments upon completion of each month of service after the anniversary of the grant date, and terminate five years from grant.
     If the board of directors determined that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.
Grants of Plan-Based Awards

								All Other
								Stock	All Other
								Awards:	Option:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			of Shares	Securities	Price of	Fair Value
		Plan Awards			Plan Awards (1)			of Stock	Underlying	Option	of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)(2)	($)(3)
V. Gordon Clemons	11/06/06	$—	$—	$—	—	—	—	—	45,000	30.13	$554,522
Chief Executive Officer

Daniel J. Starck	4/10/07	—	140,000	150,000				—	—	—	—
President and	5/26/06	—	—	—	0	0	75,000		0	15.76	506,085
Chief Operating	5/26/06								75,000	15.76	506,085
Officer	11/2/06								1,500	29.41	18,042

Donald C. McFarlane	4/10/07	—	53,000					—	—	—	—
Chief								—
Information	5/4/06	—	—	—			—		2,625	14.76	16,589
Officer	5/26/06				0	0	3,750		0	15.76	25,304
	8/3/06								1,875	18.09	13,756
	11/2/06								975	29.41	11,728
	2/1/07								800	47.70	15,656

Scott R. McCloud	4/10/07	—	37,500	—				—	—	—	—
	5/4/06	—	—						750	14.76	4,734
Chief Financial	5/26/06				0	0	1,500		0	15.76	10,122
Officer	8/3/06								750	18.09	5,502
	11/2/06								600	29.41	7,217
	2/1/07								500	47.70	9,785

(1)	The threshold and target will not be determinable until the completion of calendar year 2008.

(2)	The exercise price of the option award is equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant.

(3)	See Note B, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 14, 2007 for the relevant assumptions used to determine the valuation of our option awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
								Market	Incentive	Plan
							Number	Value	Plan	Awards:
							of	of	Awards:	Market or
			Equity				Shares	Shares	Number	Payout
			Incentive				or	or	of	Value of
			Plan				Units	Units	Unearned	Unearned
	Number of	Number of	Awards:				of	of	Shares,	Shares,
	Securities	Securities	Number of				Stock	Stock	Units or	Units or
	Underlying	Underlying	Securities				That	That	Other	Other
	Unexercised	Unexercised	Underlying				Have	Have	Rights	Rights
	Options (#)	Options (#)	Unexercised		Option	Option	Not	Not	That	That
	Exercisable	Unexercisable	Unearned		Exercise	Expiration	Vested	Vested	Have Not Vested	Have Not Vested
Name	(1)	(1)	Options (#)		Price ($)	Date(2)	(#)	($)	(#)	($)
V. Gordon Clemons Chief Executive Officer		45,000	—		$30.13	11/6/2011	—	—	—	—
Daniel J. Starck		0	75,000	(3)	15.76	5/26/2011
President and Chief Operating		75,000			15.76	5/26/2011
Officer		1,500			29.41	11/2/2011	—	—	—	—

Donald C. McFarlane	0	0	3,750	(3)	15.76	5/26/2011
Chief Information Officer	688	812			13.50	5/5/2010
	1,211	1,114			13.47	2/9/2010
	727	398			17.14	8/5/2009
	825	375			17.35	6/10/2009
	925	275			25.83	2/18/2009
	1,075	125			23.55	8/7/2008
	1,438	62			20.83	5/1/2008
	2,250	0			22.49	2/6/2008
	2,100	0			22.15	12/02/2007
	0	2,625			14.76	5/4/2011
	325	875			11.99	2/2/2011
	400	800			11.00	11/22/2010
	844	1,406			15.79	9/1/2010
	0	1,875			18.09	8/3/2011
	0	975			29.41	11/2/2011
	0	800			47.70	2/1/2012	—	—	—	—
Scott R. McCloud	750	0			22.15	12/02/2007
Chief Financial Officer	463	137			25.83	2/18/2009
	388	212			17.14	8/5/2009
	344	406			13.50	5/5/2010
	141	309			13.16	12/7/2010
	0	750			14.76	5/4/2011
	0	500			47.70	2/1/2012
	0	600			29.41	11/2/2011
	0	750			18.09	8/3/2011
	0	0	1,500	(3)	15.76	5/26/2011
	204	546			11.99	2/2/2011
	2,250	3,750			15.79	9/1/2010
	781	719			13.47	2/9/2010
	413	187			17.35	6/10/2009
	403	47			23.55	8/7/2008
	431	19			20.83	5/1/2008
	450	0			22.49	2/6/2008	—	—	—	—

(1)	Options become exercisable for 25% of the option shares one year from the grant date (and thereafter the remaining shares become exercisable in 36 equal monthly installments).

(2)	The expiration date of each option award is five years after the date of grant.

(3)	Options become exercisable based on achievement of certain performance criteria related to earnings growth.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of	Value Realized	Number of
	Shares Acquired	on Exercise	Shares Acquired	Value Realized
Name	on Exercise (#)	($)(1)	on Vesting (#)	on Vesting ($)
V. Gordon Clemons	0	$0	—	$—
Chief Executive Officer
Daniel J. Starck	0	0	—	—
President and Chief Operating Officer
Donald C. McFarlane	9,900	99,139	—	—
Chief Information Officer
Scott R. McCloud	5,625	48,075	—	—
Chief Financial Officer

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
     Perquisites
     Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions. All employees that participate in our 401(k) plan receive a discretionary matching contribution from us in an amount equal to a percentage of the employee’s first 6% of contribution as approved by the Board of directors in its sole discretion on an annual basis. All full-time employees are eligible to participate in our Restated 1991Employee Stock Purchase Plan, which in fiscal 2007 provided a 5% discount from market price on the last day of the purchase period. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.
     Post-Employment Compensation
     We do not provide pension arrangements, non-qualified deferred compensation, or post-retirement health coverage for our executives or employees. All full-time employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, the Board of directors in its sole discretion decides whether or not to contribute to each participant’s account a matching contribution equal to a percentage of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers participated in the plan during fiscal 2007 and received matching contributions.
     Employment Contracts, Termination of Employment and Change-In-Control Agreements
Employment Contracts. We do not have employment contracts with any of our named executive officers other than Messrs. Clemons and Starck. On January 26, 1988, we along with North Star entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement initially provided Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months notice and we may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, we are required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period. The Compensation Committee approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002.
We entered into an employment agreement effective May 26, 2006 with Dan Starck in connection with Mr. Starck’s appointment as our President and Chief Operating Officer. Pursuant to the terms of this employment agreement, Mr. Starck will receive an initial annual base salary of $330,000, subject to periodic review and adjustment. For the remainder of calendar year 2006, Mr. Starck will be eligible to receive, in our sole discretion, a guaranteed bonus of $75,000, provided that he completes at least six months of employment with us before the end of calendar year 2006, and he will be eligible to receive, in our sole discretion, an additional bonus of up to $75,000 based upon certain performance criteria to be determined by our Board of Directors. For calendar year 2007 and each calendar year thereafter during the term of the employment agreement, Mr. Starck will be eligible to receive, in our sole discretion, a discretionary annual bonus of up to 70% of his annual base salary upon meeting certain expectations, or up to 100% of his annual base salary for exceeding such expectations. The bonus amount will be based on the following factors: (1) our financial performance as determined and measured by our Board of Directors and Chief Executive Officer; and (2) Mr. Starck’s achievement of management targets and goals as set by us.

The employment agreement with Mr. Starck continues until terminated upon written notice by either party at any time for any reason. Pursuant to the terms of the employment agreement, if (i) we terminate Mr. Starck’s employment other than for “cause” (as such term is defined in the employment agreement), because of his death, or as a result of disability or (ii) Mr. Starck terminates his employment within 60 days following a reduction in his annual base salary to an annual amount less than $297,000, Mr. Starck will be entitled to continued payment of his then current annual base salary for (a) a minimum of twenty-six weeks and (b) an additional week for each calendar quarter of service provided to us during the term of the employment agreement, provided that the total of such payments shall not exceed the annual base salary for one year and in any event shall cease at such time as Mr. Starck is gainfully employed elsewhere, and provided further that such payments shall be conditioned on Mr. Starck signing a general release of all known and unknown claims against us. Mr. Starck also will be entitled to certain “gross-up” payments not to exceed $500,000 to offset any applicable excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
In connection with his employment, Mr. Starck also was granted options to purchase an aggregate of 150,000 shares of our common stock under and pursuant to the terms of our Restated Omnibus Incentive Plan and option agreements. One option to purchase 75,000 shares of Common Stock will vest 25% on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will vest in 36 successive equal monthly installments upon completion of each month of service by Mr. Starck after the first anniversary of the grant date. The other option to purchase 75,000 shares of common stock will vest based on the achievement of certain performance criteria, approved by our Board of Directors and Compensation Committee, relating to earnings growth. Pursuant to the terms of the option agreements, in the event that Mr. Starck is terminated at any time after a corporate change in control transaction, the vesting of his options will accelerate and become fully vested.
     In the event of a corporate change in control transaction, each outstanding option granted under the Discretionary Option Grant Program of the Restated Omnibus Incentive Plan will automatically become exercisable as to all of the option shares immediately prior to the effective date of the corporate change in control transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the corporate change in control transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the Compensation Committee at the time of grant.
     The Compensation Committee, as the administrator of the Restated Omnibus Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by any of the named executive officers in connection with certain changes in control of CorVel or the subsequent termination of the officer’s employment following a change in control.
     Summary Termination Table. The following table summarizes each executive officer’s present estimated entitlement to severance and stock option acceleration upon a termination other than for cause, and a termination other than for cause following a change in control, as if such termination occurred on March 31, 2007.

	Termination Other than		Termination within 60
	for Cause-No Change of		days after Reduction		Termination after a
	Control		in Salary		Change in Control
		Accelerated		Accelerated		Accelerated
		Option		Option		Option
Name	Cash	Vesting	Cash	Vesting	Cash	Vesting
V. Gordon Clemons	$350,000	N/A	N/A	N/A	N/A	N/A %
Daniel J. Starck (1)	$170,000	N/A	$170,000	N/A	N/A	100%
Donald C. McFarlane	N/A	N/A	N/A	N/A	N/A	N/A
Scott R. McCloud	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Starck is entitled to certain “gross up” payments not to exceed $500,000 to offset any applicable excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
These termination provisions were individually negotiated with Mr. Clemons and Mr. Starck for recruitment and retention purposes.

Principal Elements of Director Compensation
Compensation of Directors
     Each non-employee director received an amount equal to $3,000 in fiscal 2007 for each Board meeting attended in person, as well as reimbursement for all associated travel expenses, and $1,000 for each telephonic Board meeting and each in-person or telephonic committee meeting attended provided it was not in conjunction with a duly convened Board meeting Other than the Chairman of the Audit Committee, who in fiscal 2007 received $1,000 for each Audit Committee meeting attended and an annual retainer of $4,000 for other services performed in his capacity as Chairman of the Audit Committee, the directors did not receive fees for any other director services during fiscal 2007. These amounts were determined and approved during a telephonic meeting held on April 24, 2006, by the Nomination and Governance Committee based on their prior experience and ratified by the Compensation Committee. In the future, any adjustments to director compensation will be approved by the Compensation. For services performed in his capacity as Chairman of the Audit Committee during fiscal 2007, the amount of time spent by the Chairman of the Audit Committee exceeded what was anticipated, and therefore we paid an additional $6,000 beyond the annual retainer for such services.
     When an individual who has not previously been in our employ first becomes a non-employee member of the Board, he or she receives an automatic option grant for 7,500 shares of common stock under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan). In addition, on the date of each annual stockholders meeting, each non-employee director who has served as a non-employee Board member for at least six months, whether or not such individual is standing for re-election as a Board member at that particular meeting and whether or not such individual has been in our prior employ, is automatically granted an option to purchase 3,000 shares of common stock. The exercise price of these options is set at the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant.
     Accordingly, at the 2006 annual meeting of stockholders, each of Messrs. Hamerslag, Hoops, Jessup and Michael automatically received an option to purchase 3,000 shares of common stock on August 3, 2006 (the date of the 2006 annual meeting of stockholders), with an exercise price of $27.13, which was the fair market value of the common stock on such date. In addition, each of Messrs. Hamerslag, Hoops, Jessup, and Michael will be automatically granted an option to purchase an additional 3,000 shares of common stock on August 2, 2007 (the date of the Annual Meeting) at an exercise price equal to the fair market value of the common stock on such date. Each automatic grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive annual installments over the optionee’s period of Board service, with the first such installment to become exercisable twelve months after the grant date.
Director Compensation

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)(2)(3)	($)	Earnings	($)	($)
Steven J. Hamerslag	$11,000	$—	$43,549	$—	$—	$—	$54,549
Alan R. Hoops	10,000	—	80,533	—	—	—	90,533
Judd Jessup	26,000	—	43,549	—	—	—	69,549
Jeffrey J. Michael	13,000	—	43,549	—	—	—	56,549

(1)	V. Gordon Clemons, the chairman of our board of directors, has been omitted from this table as he receives no additional compensation for serving on our board.

(2)	Represents the amounts of compensation expense recognized in fiscal 2007 for financial reporting purposes related to stock option awards granted in fiscal 2007 and prior fiscal years, excluding the effect of forfeiture assumptions. See Note B, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 14, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)	Aggregate option awards outstanding that have been granted to each of our non-employee directors as of March 31, 2007, the last day of our most recent fiscal year, are as follows: Mr. Hamerslag- 24,750 shares, Mr. Hoops- 20,248 shares, Mr. Jessup- 58,500 shares, and Mr. Michael- 65,250 shares.

Impact of Accounting and Tax Treatment of Compensation
     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during fiscal 2007 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during fiscal 2008 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level. With respect to Mr. Starck’s compensation, we agreed to certain “gross up” payments not to exceed $500,000 to offset any applicable excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended
Compensation Committee Interlocks and Insider Participation
     Messrs. Hamerslag, Hoops and Michael served as members of the Compensation Committee during fiscal year 2007. Mr. Michael is the President and Chief Executive Officer of Corstar Holdings, Inc., a beneficial owner of more than 10% of the outstanding of our Common Stock. No member of the Compensation Committee was, during fiscal 2007, an employee or officer of ours or was formerly an officer of ours.
     During fiscal 2007, no current executive officer of ours served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of our Board or Compensation Committee.
Report of the Compensation Committee of the Board of Directors
     The compensation committee of the board of directors has reviewed and discussed CorVel’s compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in CorVel’s definitive proxy statement on Schedule 14A for its 2007 annual meeting of stockholders, and be incorporated by reference in CorVel’s annual report on Form 10-K for the fiscal year ended March 31, 2007, each filed with the Securities and Exchange Commission.
     The foregoing report was submitted by the compensation committee of the board of directors and shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C promulgated by the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities Exchange Act of 1934. Notwithstanding CorVel’s incorporation of the foregoing report by reference into its Annual Report on Form 10-K, the foregoing report shall be deemed furnished in the Annual Report on Form 10-K and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 as a result of such furnishing.
Respectfully submitted,
Steven J. Hamerslag
Alan R. Hoops
Jeffrey J. Michael

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS
The following table sets forth certain information known to the us as of March 31, 2007, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) each of our named executive officers (named under the heading “Summary Compensation Table” above), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock beneficially owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G filed with the SEC. Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the principal address of each of the stockholders below is c/o CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614.

Name and Address of	Amount of Common		Percentage of Common
Beneficial Owner	Stock Beneficially Owned		Stock Beneficially Owned (1)
Jeffrey J. Michael 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	4,157,877	(2)	29.7%

Corstar Holdings, Inc. 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	4,050,001		29%

Goldman Sachs Asset Management, L.P. 30 Hudson Street Jersey City, NY 07302	1,905,798	(3)	13.7%

V. Gordon Clemons 2010 Main Street, Suite 600 Irvine, CA 92614	1,571,250	(4)	10.5%

FMR Corporation 82 Devonshire Street Boston, MA 02109	848,711	(5)	6.1%

Kestrel Investment Management Corporation Abbott J. Keller, David J. Steirman 411 Borel Avenue, Suite 403 San Mateo, CA 94402	703,810	(6)	5%

R. Judd Jessup	91,477	(7)	*

Steven J. Hamerslag	48,377	(8)	*

Daniel J. Starck	18,750	(9)	*

Donald C. McFarlane	14,802	(10)	*

Scott R. McCloud	12,362	(11)

Alan R. Hoops	5,625	(12)	*

All current executive officers and directors as a group (8 individuals)	5,817,727	(13)	41.0%

*	Less than 1%

(1)	Applicable percentage ownership is based on 13,959,480 shares of Common Stock outstanding as of March 31, 2007, which excludes a total of 11,359,397 shares repurchased by us in accordance with its corporate stock repurchase program and held by us in treasury. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Any securities not outstanding but which are subject to options exercisable within 60 days of March 31, 2007, are deemed outstanding and beneficially owned for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2)	Includes 4,050,001 shares owned by Corstar, 57,249 shares owned directly by Mr. Michael, a director of ours and of Corstar, and 50,627 shares subject to options held by Mr. Michael that are exercisable within 60 days of March 31, 2007. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of our Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)	According to Schedule 13G of the Goldman Sachs Asset Management, L.P. (“Goldman Sachs”) dated February 9, 2007, Goldman Sachs has sole investment power, along with its clients, over the shares.

(4)	Includes 1,468,000 shares owned by Mr. Clemons directly.

(5)	According to the Schedule 13G of Fidelity Management & Research Company (“Fidelity”) dated February 14, 2007,, Fidelity is a wholly-owned subsidiary of FMR Corp. Edward C. Johnson, FMR Corp., through its control of Fidelity, and the funds each have sole power to dispose the shares, while power to vote the shares resides in the Fund’s Board of Trustees.

(6)	According to the Schedule 13G of Kestrel Investment Management Corporation (“Kestrel”) dated December 31, 2006, Abbott J. Keller and David J. Steirman are the sole shareholders of Kestrel, with sole investment power with respect to the shares.

(7)	Includes 47,600 shares owned directly by Mr. Jessup and 43,877 shares subject to options that are exercisable within 60 days of March 31, 2007.

(8)	Includes 38,250 shares owned directly by Mr. Hamerslag and 10,127 shares subject to options that are exercisable within 60 days of March 31, 2007.

(9)	Consists of 18,750 shares subject to options held by Mr. Starck that are exercisable within 60 days of March 31, 2007.

(10)	Includes 725 shares owned directly by Mr. McFarlane and 14,077 shares subject to options that are exercisable within 60 days of March 31, 2007.

(11)	Includes 3,938 shares owned directly by Mr. McCloud, 711 shares owned by Mr. McCloud’s spouse and 7,713 shares subject to options exercisable within 60 days of March 31, 2007.

(12)	Consists of 5,625 shares subject to options held by Mr. Hoops that are exercisable within 60 days of March 31, 2007.

(13)	Includes the information set forth in notes 2, 4, 7, 8, 9, 10, 11 and 12 above.
Equity Compensation Plan Information
     The following table provides information as of March 31, 2007, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans. We have not assumed any equity compensation plans in connection with any mergers or acquisitions.

	A	B	C
			Number of Securities Remaining
			Available for Future Issuance
	Number of Securities to be	Weighted Average	Under Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	1,020,841 (2)	$17.85	2,648,083 (3)

Equity Compensation Plans Not Approved by Shareholders	0	$0	0

Total	1,020,841	$17.85	2,648,083

(1)	Consists solely of the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) and the Restated 1991 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under our 1991 Employee Stock Purchase Plan which has a stockholder approved reserve of 1,425,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 1,000 shares of our Common Stock at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 95% of the fair market value of a share of our Common Stock on the last day of the relevant purchase period.

(3)	Includes shares available for future issuance under the 1991 Employee Stock Purchase Plan. As of March 31, 2007, an aggregate of 279,919 shares of our Common Stock were available for issuance under the 1991 Employee Stock Purchase Plan. During the last purchase period ending March 31, 2007, 6,148 shares were purchased and we expect approximately a similar number of shares will be subject to purchase in the current purchase period.

Share issuances under CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the 1991 Employee Stock Purchase Plan, and share issuances under 1991 Employee Stock Purchase Plan will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Mr. Clemons has an adult son, V. Gordon Clemons, Jr., who is currently employed by CorVel as its Vice President Enterprise Comp. V. Gordon Clemons, Jr. became an employee of CorVel in 2001 as a Product Manager, served as Director of Business Development from June 2002 to March 2006, and was promoted to Vice President of Business Development in March 2006 and subsequently promoted to Vice President, Enterprise Comp in April 2007. V. Gordon Clemons, Jr. has received a salary of $106,876, $120,681 and $125,167 for fiscal years 2005, 2006, and 2007, respectively. V. Gordon Clemons, Jr. also received a bonus of $23,410, $23,603, and $64,000 for fiscal years 2005, 2006 and 2007, respectively. V. Gordon Clemons, Jr. also received option grants for 3,600 shares, 4,125 and 6,825 shares for fiscal years 2005, 2006, and 2007, respectively. As of March 31, 2007, 28,238 shares were outstanding. The grant date fair market value of the option grants V. Gordon Clemons, Jr. received in fiscal 2007 was $60,836. V. Gordon Clemons, Jr. received other compensation of annual premiums and matching 401(k) contributions in the aggregate amount of $764.17 for fiscal year 2007 respectively, paid by us for the purchase of group term life insurance in an amount equal to his annual salary and as matching contributions by us to our Section 401(k) Plan. The compensation of V. Gordon Clemons, Jr. has been ratified by the audit committee.
FMR Corp. Fidelity Management Trust Company, an affiliate of FMR Corp., has provided services to us in connection with the administration of our 401(k) employee savings plan since calendar year 1993. During calendar years 2000, 2001, 2002, 2003, 2004, 2005, and 2006 the total amount of fees charged to CorVel for these services was approximately $80,493, $86,514, $85,223, $71,976, $62,900, $33,570, and $36,655, respectively. In addition, during calendar years 2000, 2001, 2002, 2003, 2004, 2005, and 2006 our employees who participated in the 401(k) plan paid Fidelity $5,563, $6,548, $6910, $8049, $11,684, $23,900, $26,090, and $23,744, respectively, for asset management and plan administration services. Prior to 2000, payments to FMR Corp. did not exceed $60,000 in any fiscal year. Based on its holdings reported on a Schedule 13G filed on February 14, 2007, FMR Corp. beneficially owned 6.1% of our common stock as of December 31, 2006, and has historically beneficially owned greater than 5% of our common stock. The Audit Committee has reviewed FMR Corp.’s stock ownership position in CorVel and has concluded that such ownership position does not currently have and is not expected to have a bearing on CorVel’s relationship with Fidelity Management Trust Company.
Since the beginning of fiscal year 2007, other than as described above and as described under the heading “Compensation Discussion and Analysis,” there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Each of the transactions described above was reviewed and approved or ratified by our Audit Committee.
Policies and Procedures for Related Person Transactions
Under Item 404 of SEC Regulation S-K , a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.
Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership.
Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:
•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or our Board; and

•	transactions in which all security holders receive proportional benefits.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms received by us, we believe that, during fiscal year 2007, all transactions required to be reported by our officers, directors and greater than 10% beneficial owners were reported in a timely manner.
ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS
FOR THE 2008 ANNUAL MEETING
We filed with the Securities and Exchange Commission an Annual Report on Form 10-K on June 14, 2007. A copy of the Annual Report on our Form 10-K for the fiscal year ended March 31, 2007 has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. No separate annual report to the stockholders was prepared. The Annual Report sent to stockholders is not incorporated into this Proxy Statement and is not considered “soliciting material.”. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding us, are available on the Securities and Exchange Commission’s Web site at http://www.sec.gov. In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals must be in writing addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614. It is recommended that stockholders submitting proposals utilize certified mail, return receipt requested in order to provide proof of timely receipt. Stockholder proposals that are intended to be presented by such stockholders at our 2008 annual meeting and that such stockholders desire to have included in our proxy materials relating to the 2008 annual meeting must be received by us no later than March 4, 2008, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations.
Stockholders are also advised to review our Bylaws which contain additional advance notice requirements with respect to stockholder proposals. Under our current Bylaws, if a stockholder wishes to present a proposal at our 2008 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2008 annual meeting, the stockholder must give notice of the proposal to us not later than May 5, 2008, which is 90 days prior to the anniversary date of the 2007 Annual Meeting. If a stockholder gives notice of such proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by our Bylaws. If a stockholder gives notice of a proposal after May 19, 2008, which is the 45th calendar day prior to the anniversary of the mailing date for this year’s proxy materials, our proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at our 2008 annual meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor of the 2007 Annual Meeting. The enclosed Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2007 Annual Meeting.
COSTS OF SOLICITATION
Proxies will be solicited by mail and by telephone, facsimile, electronic or any other means, by our regular employees without additional remuneration. We will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares. We will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding our proxy materials to beneficial owners of our Common Stock. All costs associated with the solicitation of proxies, including the preparation, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders, will be borne by us. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. Generally, the fee for such services is approximately $15,000 plus expenses. If so, we will pay the proxy solicitor reasonable and customary fees. Except as described above, we do not presently intend to solicit proxies other than by mail.

By Order of the Board of Directors

/s/ RICHARD J. SCHWEPPE

Richard J. Schweppe
Secretary
July 3, 2007
Irvine, California

DETACH PROXY CARD HERE
1. To elect the following directors to serve until the 2008 annual meeting of stockholders or until their successors have been duly elected and qualified.V. Gordon Clemons Steven J. Hamerslag Alan R. Hoops R. Judd Jessup Jeffrey J. Michael
FOR FOR FOR FOR FORWITHHOLDING AUTHORITYWITHHOLDING AUTHORITY WITHHOLDING AUTHORITYWITHHOLDINGAUTHORITY WITHHOLDING AUTHORITY 2. To approve an amendment to our Certificate of Incorporation to increase the maximum number of shares of our common stock (the“Common Stock”) authorized for issuance from 30,000,000 to 60,000,000 shares;
FORAGAINSTABSTAIN 3. To ratify the appointment of Haskell & White LLP as our independent auditors for the fiscal year endingMarch 31, 2008;
FORAGAINSTABSTAINIn accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
The Board of Directors recommends a vote FOR each of the nominees and the proposals set forth above. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the nominees listed above and FOR the other Proposals if no specification is made.
Dated: ___
___ ___(Print name(s) as it (they) appear(s) on certificate)
___ ___(Authorized Signature(s)) Please print the name(s) appearing on each share certificate(s) over which you have voting authority.
Please Detach Here
t You Must Detach This Portion of the Proxy Card t Before Returning it in the Enclosed Envelope

CORVEL CORPORATION
PROXY
Annual Meeting of Stockholders, August 2, 2007 This Proxy is Solicited on Behalf of the Board of Directors
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on August 2, 2007, and the accompanying Proxy Statement, and appoints V. Gordon Clemons and Richard J. Schweppe, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of CorVel Corporation which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of CorVel Corporation to be held at 2010 Main Street, Suite 600, Irvine, California, on Thursday, August 2, 2007 at 1:00 p.m. Pacific Daylight Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy shall be voted in the following manner:
PLEASE RETURN YOUR EXECUTED PROXY TO U.S. STOCK TRANSFER CORPORATION IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE.